Exhibit 5.1
VALERO ENERGY CORPORATION
March 12, 2009
Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
Ladies and Gentlemen:
          I am Senior Vice President — Corporate Law and Corporate Secretary of Valero Energy Corporation, a Delaware corporation (“Valero”), and am acting as Valero’s counsel in connection with the offering of Valero’s unsecured senior debt securities (the “Debt Securities”) which Valero may offer, issue and sell from time to time.
          Each series of Debt Securities will be issued pursuant to an indenture dated as of June 18, 2004 between Valero and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as such indenture will be supplemented, in connection with the issuance of each such series, by a supplemental indenture or other appropriate action of Valero creating such series (the “Indenture”).
          Concurrently with the delivery of this letter, Valero is filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-3 ASR (the “Registration Statement”), relating to the offering and sale of the Debt Securities under the Securities Act’s Rule 415. In this letter, “Prospectus” means a prospectus the Registration Statement includes.
          In furnishing this opinion, I or members of my staff have examined, among other agreements, instruments and documents, and relied without investigation as to matters of fact upon, the following: (a) Valero’s restated certificate of incorporation and by-laws, each as amended through the date of this letter (the “Charter Documents”), (b) the Registration Statement and its exhibits, including the senior indenture included as Exhibit 4.1, and (c) the originals, or copies certified or otherwise identified, of corporate records of Valero, including minute books of Valero, certificates of public officials and of representatives of Valero, statutes and other instruments and documents as I have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed.
          In connection with this opinion, I have assumed:
     (a) the genuineness of all signatures on all documents examined by me, and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies;

     (b) the Registration Statement and any post-effective amendments thereto will have become effective under the Securities Act;
     (c) Valero will have prepared and filed with the SEC under the Securities Act a prospectus supplement which describes the Debt Securities offered thereby;
     (d) Valero will have offered, issued and sold the Debt Securities in the manner the Registration Statement and the relevant prospectus supplement describe and otherwise in compliance with all applicable federal and state securities laws;
     (e) the board of directors of Valero or any committee of one or more members of that board which that board has duly designated in accordance with the Charter Documents and applicable Delaware law (that board or any such committee being the “Board”) will have taken all corporate action necessary to:
          (1) authorize the issuance of the Debt Securities; and
          (2) approve the terms of the offering and sale of the Debt Securities;
     (f) a definitive purchase, underwriting or similar agreement with respect to the Debt Securities will have been duly authorized and validly executed and delivered by Valero and the other parties thereto (the “Purchase Agreement”);
     (g) the Debt Securities will be delivered in accordance with the provisions of the Purchase Agreement approved by the Board upon receipt of the consideration therein provided;
     (h) the Board will have designated and established the terms of the Debt Securities in accordance with the terms of the Indenture, and such Debt Securities will not include any provision that is unenforceable;
     (i) the Indenture will have become qualified under the Trust Indenture Act of 1939, as amended; and
     (j) forms of securities complying with the terms of the Indenture and evidencing the Debt Securities will have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture.
          Based upon and subject to the foregoing, I am of the opinion that:
     1. Valero is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.
     2. The Debt Securities will, when issued, constitute legal, valid and binding obligations of Valero, enforceable against Valero in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.

          The opinions set forth above are limited in all respects to matters of Texas law, the General Corporation Law of the State of Delaware and the applicable federal laws of the United States, each as in effect on the date hereof, and in each case, exclusive of municipal, local and county ordinances, laws, rules and regulations. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement. Additionally, I hereby consent to the reference to me under the caption “Legal Matters” in the Registration Statement. In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the SEC’s rules and regulations promulgated thereunder.
Very truly yours,
/s/ Jay D. Browning
Jay D. Browning